UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 20, 2020

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
3000 North Sam Houston Parkway East
Houston, Texas 77032
(Address of Principal Executive Offices)

001-03492	75-2677995
(Commission File Number)	(IRS Employer Identification No.)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2.50 per share	HAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On July 20, 2020, registrant issued a press release entitled “Halliburton Announces Second Quarter 2020 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES SECOND QUARTER 2020 RESULTS
•Reported net loss of $1.91 per diluted share
•Adjusted net income of $0.05 per diluted share, excluding impairments and other charges
•Cash flow from operating activities of $598 million and free cash flow of $456 million

HOUSTON - July 20, 2020 - Halliburton Company (NYSE: HAL) announced today a net loss of $1.7 billion, or $1.91 per diluted share, for the second quarter of 2020. This compares to a net loss for the first quarter of 2020 of $1.0 billion, or $1.16 per diluted share. Adjusted net income for the second quarter of 2020, excluding impairments and other charges, was $46 million, or $0.05 per diluted share. This compares to adjusted net income for the first quarter of 2020, excluding impairments and other charges and a loss on the early extinguishment of debt, of $270 million, or $0.31 per diluted share. Halliburton's total revenue in the second quarter of 2020 was $3.2 billion, a 37% decrease from revenue of $5.0 billion in the first quarter of 2020. Reported operating loss was $1.9 billion in the second quarter of 2020 compared to reported operating loss of $571 million in the first quarter of 2020. Excluding impairments and other charges, adjusted operating income was $236 million in the second quarter of 2020, a 53% decrease from adjusted operating income of $502 million in the first quarter of 2020.

“Halliburton’s second quarter performance in a tough market shows we can execute quickly and aggressively to deliver solid financial results and free cash flow despite a severe drop in global activity. Our results demonstrate a significant and sustainable reset to the power of our business to generate positive earnings and free cash flow,” commented Jeff Miller, Chairman, President and CEO.

“Total company revenue was $3.2 billion and adjusted operating income was $236 million. Despite the market headwinds, the margin performance of our Completion and Production and Drilling and Evaluation divisions and the $456 million of positive free cash flow generated this quarter show the speed and effectiveness of our aggressive cost actions.

“We have an excellent international business, an efficient North America service delivery improvement strategy, a disciplined capital allocation approach, and a committed and competitive team. Our continued deployment of leading digital technologies will drive efficiency and cost reductions for our customers and Halliburton.

“Halliburton is charting a fundamentally different course. The strategic actions we are taking will further boost our earnings power and ability to generate free cash flow as we power into and win the eventual recovery,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the second quarter of 2020 was $1.7 billion, a decrease of $1.3 billion, or 44%, when compared to the first quarter of 2020, while operating income was $159 million, a decrease of $186 million, or 54%. These declines were driven by a decrease in pressure pumping activity globally, primarily in U.S. land and Latin America, coupled with lower artificial lift activity in U.S. land. This was partially offset by improved completion tool sales internationally.

Drilling and Evaluation

Drilling and Evaluation revenue in the second quarter of 2020 was $1.5 billion, a decrease of $551 million, or 27%, when compared to the first quarter of 2020, while operating income was $127 million, a decrease of $90 million, or 41%. This decline was primarily due to a global reduction in drilling-related services and lower software sales internationally.

Geographic Regions

North America

North America revenue in the second quarter of 2020 was $1.0 billion, a 57% decrease when compared to the first quarter of 2020. This decline was driven by reduced activity in U.S. land, primarily associated with pressure pumping, well construction, artificial lift, and wireline activity, coupled with reduced activity across multiple product service lines in the Gulf of Mexico.

International

International revenue in the second quarter of 2020 was $2.1 billion, a 17% decrease when compared to the first quarter of 2020, primarily driven by reduced pressure pumping and drilling-related activity across all regions, partially offset by improved completion tool sales.

Latin America revenue in the second quarter of 2020 was $346 million, a 33% decrease sequentially, resulting primarily from decreased activity across multiple product service lines in Argentina, Colombia and Brazil, and lower software sales in Mexico.

Europe/Africa/CIS revenue in the second quarter of 2020 was $691 million, a 17% decrease sequentially, resulting primarily from reduced well construction and pressure pumping activity, and lower software sales across the region. These reductions were partially offset by increased fluids activity and completion tool sales in Norway and improved cementing activity and completion tool sales in Russia.

Middle East/Asia revenue in the second quarter of 2020 was $1.1 billion, a 10% decrease sequentially, largely resulting from reduced activity across the majority of product service lines in the Middle East, Malaysia and India, partially offset by improved drilling activity and completion tool sales in China and Kuwait.

Other Financial Items

Halliburton recognized $2.1 billion of pre-tax impairments and other charges to further adjust its cost structure to current market conditions. These charges consisted primarily of non-cash asset impairments, mainly associated with pressure pumping equipment and real estate, as well as inventory write-offs, severance, and other costs.

Selective Technology & Highlights

•Halliburton and TechnipFMC introduced Odassea™, the world’s first distributed acoustic sensing solution for subsea wells. The technology platform enables operators to execute intervention-less seismic imaging and reservoir diagnostics to reduce total cost of ownership while improving reservoir knowledge. Halliburton provides the fiber optic sensing technology, completions and analysis for reservoir diagnostics. TechnipFMC provides the optical connectivity from the topside to the completions.The Odassea platform strengthens digital capabilities in subsea reservoir monitoring and production optimization.

•Halliburton, Microsoft and Accenture announced a five-year strategic agreement to advance Halliburton’s digital capabilities in Microsoft Azure. Under the agreement, Halliburton will complete the move to cloud-based digital platforms and strengthen our customer offerings by enhancing real-time platforms for expanded remote operations; improving analytics capability utilizing machine learning and artificial intelligence; and accelerating the deployment of new technology and applications for overall system reliability and security.

•Halliburton launched DynaTrac™ Real-Time Wireless Depth Correlation System, a new technology that reduces uncertainty and saves rig time by enabling operators to accurately position packers, perforating guns and the bottom-hole assembly without running wireline or moving the work string.

•Halliburton introduced SPECTRUM® e-IP, the industry’s first electrically operated inflatable packer. It provides precision and reliability for the placement of selective treatments, such as acidizing, water shut off, sand consolidation, and remedial integrity. This is especially relevant in the current market conditions, to increase the well performance in existing assets. The platform is digitally enabled to provide data acquisition, interpretation, and real-time control.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 40,000 employees, representing 140 nationalities in more than 80 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Forward-looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; the current significant surplus in the supply of oil and the ability of the OPEC+ countries to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the continuation or suspension of our stock repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers, delays or failures by customers to make payments owed to us and the resulting impact on our liquidity; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential dispositions, acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended March 31, 2020, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	June 30		March 31
	2020	2019	2020
Revenue:
Completion and Production	$1,672	$3,805	$2,962
Drilling and Evaluation	1,524	2,125	2,075
Total revenue	$3,196	$5,930	$5,037
Operating income (loss):
Completion and Production	$159	$470	$345
Drilling and Evaluation	127	145	217
Corporate and other	(50)	(65)	(60)
Impairments and other charges (a)	(2,147)	(247)	(1,073)
Total operating income (loss)	(1,911)	303	(571)
Interest expense, net	(124)	(144)	(134)
Loss on early extinguishment of debt (b)	—	—	(168)
Other, net	(48)	(8)	(23)
Income (loss) before income taxes	(2,083)	151	(896)
Income tax benefit (provision) (c)	402	(74)	(119)
Net income (loss)	$(1,681)	$77	$(1,015)
Net (income) loss attributable to noncontrolling interest	5	(2)	(2)
Net income (loss) attributable to company	$(1,676)	$75	$(1,017)

Basic and diluted net income (loss) per share	$(1.91)	$0.09	$(1.16)
Basic weighted average common shares outstanding	877	874	878
Diluted weighted average commons shares outstanding	877	875	878

(a) See Footnote Table 1 for details of the 2020 impairments and other charges. During the three months ended June 30, 2019, Halliburton recognized a pre-tax charge of $247 million primarily related to asset impairments and severance costs.
(b) During the three months ended March 31, 2020, Halliburton recognized a $168 million loss on extinguishment of debt related to the early redemption of $1.5 billion aggregate principal amount of senior notes.

(c) The tax benefit (provision) includes the tax effect on impairments and other charges recorded during the respective periods. Additionally, during the three months ended March 31, 2020, based on current market conditions and the expected impact on the Company's business, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets.
See Footnote Table 1 for Reconciliation of As Reported Operating Loss to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Net Loss to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Six Months Ended
	June 30
	2020	2019
Revenue:
Completion and Production	$4,634	$7,467
Drilling and Evaluation	3,599	4,200
Total revenue	$8,233	$11,667
Operating income (loss):
Completion and Production	$504	$838
Drilling and Evaluation	344	268
Corporate and other	(110)	(130)
Impairments and other charges (a)	(3,220)	(308)
Total operating income (loss)	(2,482)	668
Interest expense, net	(258)	(287)
Loss on early extinguishment of debt (b)	(168)	—
Other, net	(71)	(38)
Income (loss) before income taxes	(2,979)	343
Income tax benefit (provision) (c)	283	(114)
Net income (loss)	$(2,696)	$229
Net (income) loss attributable to noncontrolling interest	3	(2)
Net income (loss) attributable to company	$(2,693)	$227

Basic and diluted net income (loss) per share	$(3.07)	$0.26
Basic and diluted weighted average commons shares outstanding	877	874

(a) See Footnote Table 1 for details of the 2020 impairments and other charges. During the six months ended June 30, 2019, Halliburton recognized a pre-tax charge of $308 million primarily related to asset impairments and severance costs.
(b) During the six months ended June 30, 2020, Halliburton recognized a $168 million loss on extinguishment of debt related to the early redemption of $1.5 billion aggregate principal amount of senior notes.

(c) The tax benefit (provision) includes the tax effect on impairments and other charges recorded during the respective periods. Additionally, during the six months ended June 30, 2020, based on current market conditions and the expected impact on the Company's business, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets.
See Footnote Table 1 for Reconciliation of As Reported Operating Loss to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Net Loss to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	June 30	December 31
	2020	2019
Assets
Current assets:
Cash and equivalents	$1,811	$2,268
Receivables, net	3,345	4,577
Inventories	2,745	3,139
Other current assets	1,198	1,228
Total current assets	9,099	11,212

Property, plant and equipment, net	5,156	7,310
Goodwill	2,801	2,812
Deferred income taxes	2,034	1,683
Operating lease right-of-use assets	750	931
Other assets	1,264	1,429
Total assets	$21,104	$25,377

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,708	$2,432
Accrued employee compensation and benefits	486	604
Current portion of operating lease liabilities	212	208
Current maturities of long-term debt	188	11
Other current liabilities	1,500	1,623
Total current liabilities	4,094	4,878

Long-term debt	9,638	10,316
Operating lease liabilities	779	825
Employee compensation and benefits	511	525
Other liabilities	886	808
Total liabilities	15,908	17,352

Company shareholders’ equity	5,189	8,012
Noncontrolling interest in consolidated subsidiaries	7	13
Total shareholders’ equity	5,196	8,025
Total liabilities and shareholders’ equity	$21,104	$25,377

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30		June 30
	2020	2019	2020
Cash flows from operating activities:
Net income (loss)	$(2,696)	$229	$(1,681)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Impairments and other charges	3,220	308	2,147
Depreciation, depletion and amortization	599	836	251
Deferred income tax benefit, continuing operations	(353)	(47)	(429)
Working capital (a)	296	(755)	496
Other operating activities	(243)	(164)	(186)
Total cash flows provided by (used in) operating activities	823	407	598
Cash flows from investing activities:
Capital expenditures	(355)	(845)	(142)
Proceeds from sales of property, plant and equipment	122	87	53
Other investing activities	(48)	(53)	(27)
Total cash flows provided by (used in) investing activities	(281)	(811)	(116)
Cash flows from financing activities:
Payments on long-term borrowings	(1,653)	(12)	(2)
Proceeds from issuance of long-term debt, net	994	—	—
Dividends to shareholders	(198)	(314)	(40)
Stock repurchase program	(100)	(100)	—
Other financing activities	20	18	8
Total cash flows provided by (used in) financing activities	(937)	(408)	(34)

Effect of exchange rate changes on cash	(62)	(20)	(22)
Increase (decrease) in cash and equivalents	(457)	(832)	426
Cash and equivalents at beginning of period	2,268	2,008	1,385
Cash and equivalents at end of period	$1,811	$1,176	$1,811

(a) Working capital includes receivables, inventories and accounts payable.
See Footnote Table 3 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30		March 31
Revenue	2020	2019	2020
By operating segment:
Completion and Production	$1,672	$3,805	$2,962
Drilling and Evaluation	1,524	2,125	2,075
Total revenue	$3,196	$5,930	$5,037

By geographic region:
North America	$1,049	$3,327	$2,460
Latin America	346	571	516
Europe/Africa/CIS	691	823	831
Middle East/Asia	1,110	1,209	1,230
Total revenue	$3,196	$5,930	$5,037

Operating Income (Loss)
By operating segment:
Completion and Production	$159	$470	$345
Drilling and Evaluation	127	145	217
Total	286	615	562
Corporate and other	(50)	(65)	(60)
Impairments and other charges	(2,147)	(247)	(1,073)
Total operating income (loss)	$(1,911)	$303	$(571)

See Footnote Table 1 for Reconciliation of As Reported Operating Loss to Adjusted Operating Income.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Six Months Ended
	June 30
Revenue	2020	2019
By operating segment:
Completion and Production	$4,634	$7,467
Drilling and Evaluation	3,599	4,200
Total revenue	$8,233	$11,667

By geographic region:
North America	$3,509	$6,602
Latin America	862	1,158
Europe/Africa/CIS	1,522	1,571
Middle East/Asia	2,340	2,336
Total revenue	$8,233	$11,667

Operating Income (Loss)
By operating segment:
Completion and Production	$504	$838
Drilling and Evaluation	344	268
Total	848	1,106
Corporate and other	(110)	(130)
Impairments and other charges	(3,220)	(308)
Total operating income (loss)	$(2,482)	$668

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Loss to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020
As reported operating loss	$(1,911)	$(571)

Impairments and other charges:
Long-lived asset impairments	1,252	1,016
Inventory costs and write-downs	494	—
Severance	241	32
Other	160	25
Total impairments and other charges (a)	2,147	1,073
Adjusted operating income (b)	$236	$502

(a)	During the three months ended June 30, 2020, Halliburton recognized a pre-tax charge of $2.1 billion primarily related to non-cash impairments of long-lived assets associated with pressure pumping equipment and real estate, as well as inventory write-offs, severance costs, and other charges. During the three months ended March 31, 2020, Halliburton recognized a pre-tax charge of $1.1 billion, primarily related to non-cash impairments of long-lived assets, mainly associated with pressure pumping equipment, as well as severance costs and other charges.
(b)	Management believes that operating loss adjusted for impairments and other charges for the three months ended June 30, 2020 and March 31, 2020 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating loss” plus "Total impairments and other charges" for the respective periods.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Net Loss to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020
As reported net loss attributable to company	$(1,676)	$(1,017)

Adjustments:
Impairments and other charges	2,147	1,073
Noncontrolling interest equipment impairments	(7)	—
Loss on early extinguishment of debt	—	168
Total adjustments, before taxes	2,140	1,241
Tax provision (benefit) (a)	(418)	46
Total adjustments, net of taxes (b)	1,722	1,287
Adjusted net income attributable to company (b)	$46	$270

As reported diluted weighted average common shares outstanding (c)	877	878
Adjusted diluted weighted average common shares outstanding (c)	878	881
As reported net loss per diluted share (d)	$(1.91)	$(1.16)
Adjusted net income per diluted share (d)	$0.05	$0.31

(a)	During the three months ended March 31, 2020, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets based on current market conditions and the expected impact on the Company's business. Additionally, the tax provision (benefit) in the table above includes the tax effect of the loss on early extinguishment of debt during the three months ended March 31, 2020 and the tax effect on impairments and other charges during the respective periods.
(b)	Management believes that net loss adjusted for impairments and other charges, along with the associated noncontrolling interest, and the loss on early extinguishment of debt is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net loss attributable to company” plus "Total adjustments, net of taxes" for the three months ended June 30, 2020 and March 31, 2020.
(c)	For the three months ended June 30, 2020 and March 31, 2020, as reported diluted weighted average common shares outstanding excludes one million and three million shares, respectively, associated with stock-based compensation plans as the impact is antidilutive since Halliburton's reported income attributable to company was in a loss position during each period. When adjusting income attributable to company in the periods for the adjustments discussed above, these shares become dilutive.
(d)	As reported net loss per diluted share is calculated as: "As reported net loss attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020
Total cash flows provided by (used in) operating activities	$823	$407	$598
Capital expenditures	(355)	(845)	(142)
Free cash flow (a)	$468	$(438)	$456

(a)	Management believes that free cash flow, which is defined as “Total cash flows provided by (used in) operating activities” less “Capital expenditures,” is useful to investors to assess and understand liquidity, especially when comparing results with previous and subsequent periods. Management views free cash flow as a key measure of liquidity in the company's business.

Conference Call Details

Halliburton Company (NYSE: HAL) will host a conference call on Monday, July 20, 2020, to discuss its second quarter 2020 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call via live webcast. You may also participate in the call by dialing (844) 358-9181 within North America or +1 (478) 219-0188 outside of North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website until July 27, 2020. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 4673833.

###

CONTACTS

For Investors:
Abu Zeya
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	July 20, 2020	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary